UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 8, 2014

Asterias Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55046	46-1047971

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Constitution Drive

Menlo Park, California 94025

(Address of principal executive offices)

(650) 433-2900

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

On September 8, 2014, Asterias Biotherapeutics, Inc. ("Asterias" or the "Company"), Cancer Research UK (the "Charity") and Cancer Research Technology Limited ("CRT"), a wholly owned subsidiary of the Charity, entered into a Clinical Trial and Option Agreement (the “Agreement”) relating to the Company’s cell based therapeutic agent, AST-VAC2, pursuant to which the parties agreed that, upon completion by Asterias, at its own cost, of process development and manufacturing scale-up work to determine a product manufacturing process for AST-VAC2 (the "Development Work") and the demonstration that the Development Work meets criteria to be determined by the parties, the Charity shall, at its own cost, manufacture clinical grade AST-VAC2 and carry out AST-VAC2 clinical trials in the United Kingdom, subject to regulatory approval. The trial of AST-VAC2 will be a Phase 1/2 trial to evaluate the safety and toxicity of the vaccine, feasibility, stimulation of patient immune responses to telomerase and AST-VAC2, and clinical outcome after AST-VAC2 administration in patients with both resected early-stage, and advanced forms of lung cancer. The Charity is required to provide the Company with progress reports during the clinical trial, and a final report (the “Final Report”) within 120 days after the completion of the clinical trial. Asterias granted Charity a license to use intellectual property relating to AST-VAC2 on a royalty-free basis for the purpose of preparing for and conducting the clinical trials.

Under the Agreement, CRT granted Asterias an exclusive first option (the "Asterias Option") to obtain a license to use the data from the clinical trial (the "Clinical Data License"), exercisable for three months commencing on the date it receives the Final Report. Under the form of license agreement (the "License Agreement") set forth in the Agreement, Asterias will be obligated to make payments to CRT upon the execution of the License Agreement, upon the achievement of various milestones and then royalties on sales of products. If Asterias declines to exercise the Asterias Option, CRT will then have an option (the "CRT Option") to obtain a license to use the Company’s intellectual property relating to AST-VAC2 to continue the development and commercialization of AST-VAC2 and related products for which Asterias will be entitled to receive a share of the revenue relating to development and partnering proceeds (the "AST-VAC2 License"). The CRT Option will be exercisable by CRT for four months from when the Asterias Option expires.

The Agreement will expire upon the earliest of (i) the date Asterias obtains the Clinical Data License pursuant to an exercise of the Asterias Option, (ii) the date CRT obtains the AST-VAC2 License pursuant to an exercise of the CRT Option and (iii) the expiration of both the Asterias Option and the CRT Option. Notwithstanding the foregoing, any party may terminate the agreement prior to its expiration for events including (i) a party materially breaches the agreement and such breach is not cured within 60 days after the non-breaching party delivers written notice, (ii) any party is insolvent or liquidated or (iii) if regulatory approval of the clinical trial is not obtained within 2 years after the parties complete the technology transfer phase of the Agreement, which is currently expected to be completed in the third quarter of 2015, or if regulatory approval is revoked, withdrawn or otherwise terminated, or if a regulatory authority orders a halt or hold on the clinical trial for more than 18 months. In addition, the Charity will have the right to terminate the Agreement under certain circumstances.

The Agreement contains customary representations, warranties and covenants from the Company and Charity, as well as customary provisions relating to indemnity, confidentiality and other matters.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which Asterias expects to file as an exhibit to its Quarterly Report on Form 10-Q for the period ending September 30, 2014.

Item 9.01 - Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release Dated September 11, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTERIAS BIOTHERAPEUTICS, INC.

Date: September 11, 2014	By:	/s/ Pedro Lichtinger
Chief Executive Officer